     As filed with the Securities and Exchange Commission on July 17, 1998
                                                    Registration No. 333-
                                                                         -------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------
                               DOCUMENTUM, INC.
            (Exact name of Registrant as specified in its charter)

    Delaware                         7372                      95-4261421
 (State or other              (Primary Standard             (I.R.S. Employer
 jurisdiction of         Industrial Classification           Identification
incorporation or                 Code Number)                    Number)
 organization)

                             5671 Gibraltar Drive
                       Pleasanton, California 94588-8547
                                (925) 463-6800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                          --------------------------
                               Jeffrey A. Miller
                     President and Chief Executive Officer
                               Documentum, Inc.
                             5671 Gibraltar Drive
                       Pleasanton, California 94588-8547
                                (925) 463-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          --------------------------
                                  Copies to:
                             Mark P. Tanoury, Esq.
                              COOLEY GODWARD LLP
                    3000 Sand Hill Road, Bldg. 3, Suite 230
                       Menlo Park, California 94025-7116
                                (650) 843-5000
       Approximate date of commencement of proposed sale to the public:
     From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement of the same offering.

     If delivery of this prospectus is expected to be made pursuant to rule 434, please check the following box.
                          --------------------------

                                          CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                  Proposed               Proposed
  Title of Each Class of Securities           Amount          Maximum Offering       Maximum Aggregate        Amount of
           to be Registered             to be Registered(1)   Price Per Unit(2)      Offering Price(2)     Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                 521,031             $51.875               $27,028,483             $7,974
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Company's Common Stock as reported on the NASDAQ National Market on July 15, 1998.


                          --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A        +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS        Subject to Completion, dated July 17, 1998

                                521,031 Shares

                               DOCUMENTUM, INC.

                                 Common Stock

                               ----------------

          This Prospectus covers 521,031 shares (the "Shares") of the Common Stock, $.001 par value ("Common Stock"), of Documentum, Inc., a Delaware corporation ("Documentum" or the "Company"), which are being offered and sold by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the NASDAQ National Market or in privately negotiated transactions or in a combination of such methods of sale, at fixed prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation to a particular broker-dealer may be in excess of customary commissions). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

          The Common Stock of the Company is quoted on the NASDAQ National Market under the symbol "DCTM." Application will be made to list these shares on the NASDAQ National Market. The last reported sales price of the Company's Common Stock on the NASDAQ National Market on July 16, 1998 was $50.50 per share.

                               ----------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 6.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are estimated to be $50,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

          The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.

                              ____________, ____

                             AVAILABLE INFORMATION

          The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. The Common Stock of the Company is quoted on the NASDAQ National Market.
Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                            ADDITIONAL INFORMATION

          A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) the Company's Form 8-K filed July 17, 1998; and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report updating such description.

          Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document (all such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to Documentum, Inc. 5671 Gibraltar Drive, Pleasanton, California 94588-8547, Attention: Investor Relations (telephone: (925) 463-6800 or by electronic mail at inv.rel@documentum.com). The information relating to the Company contained in this Prospectus does not

                                      1.

purport to be comprehensive and should be read together with the information contained in the Incorporated Document.

---------------------

          Documentum(R), Documentum Workspace(R), Documentum DocPage Server, Documentum RightSite, Documentum SiteSpace, Documentum SmartSpace, Documentum ViewSpace, Documentum DocViewer, Documentum DocPage Builder, Documentum AutoRender Pro, Documentum DocInput, Documentum CADLink, Documentum UnaLink, Documentum DocLink and Documentum DocSolutions are trademarks of Documentum, Inc. All other trademarks or service marks appearing in this Prospectus are the property of their respective holders.

                                      2.

                                  THE COMPANY

          Documentum, Inc. ("Documentum" or the "Company") develops, markets and supports a family of intranet and client/server software-based solutions that enable companies to share, manage and reuse the vital corporate knowledge contained in documents. The Documentum Enterprise Document Management System
(EDMS) is the choice of Global 1000 companies that require a fast-payback document management solution designed for rapid and flexible deployment, ease of use and high return on investment. With the Documentum EDMS, these companies are achieving dramatic improvements in business-critical document processes with powerful benefits: accelerated time to market, improved product quality, enhanced operational efficiencies and guaranteed regulatory or contract compliance.

          The Documentum EDMS family of object-oriented client/server and intranet software is designed to address the unstructured business-critical data management requirements of a business enterprise. Documentum's EDMS has three major product components: the DocPage Server (including RightSite), Documentum end-user products (WorkSpace, SmartSpace and ViewSpace), and Documentum integration tools for other enterprise applications and platforms, such as DocPage Builder. The DocPage Server provides a rich set of document management services and is the technology behind the Docbase, a unique document repository for managing business documents and their associated processes. Documentum's WorkSpace, SmartSpace and ViewSpace clients are graphical, drag-and-drop user environments that provide the appropriate DocPage Server and RightSite functionality to different classes of users. The DocPage Builder is an application development environment that enables users to customize screens and dialogues.

          The Company's objective is to be the leading worldwide supplier of enterprise document management software solutions. To achieve this objective, the Company's strategy includes extending its technology leadership, penetrating global industries vertically, leveraging its technology partnerships, focusing on enterprise deployments and utilizing multiple distribution channels. In particular, Documentum has identified strategic vertical markets with compelling business-critical needs for the Company's EDMS, namely, industries where more efficient management of unstructured information and intellectual capital results in an immediate and substantial payback.

          The Company was incorporated in Delaware in January 1990. The Company's principal executive offices are located at 5671 Gibraltar Drive, Pleasanton, California 94588. Its telephone number is (925) 463-6800. The Company's home page can be located on the World Wide Web at http://www.documentum.com. As used in this Prospectus, the "Company" and "Documentum" refer to Documentum, Inc. and its subsidiaries.


                                      3.

                                 RISK FACTORS

          In addition to the other information in this Prospectus and in the documents incorporated by reference herein, the following Risk Factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus

          Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results. Prior growth rates in the Company's revenue and operating results should not be considered indicative of future growth, if any, or of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the budget cycles of the Company's customers, the Company's success in expanding its direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements by the Company and its competitors, the mix of products and services sold, levels of international sales, activities of and acquisitions by competitors, the timing of new hires, changes in foreign currency exchange rates, the ability of the Company to develop and market new products and control costs and general domestic and international economic and political conditions. The Company's first quarter revenues and earnings in any year are typically flat or lower as compared to the immediate preceding fourth quarter, due to seasonality, which the Company believes is common in the software industry. Moreover, the Company typically recognizes a substantial amount of its revenue in the last month, weeks or even days of each quarter. The Company's license sales generally reflect a relatively high amount of revenues per order and the number of large individual license sales has continued to increase. The loss or delay of individual orders, therefore, could have a significant impact on the revenues and quarterly results of the Company. In addition, the timing of license revenue is difficult to predict because of the length of the Company's sales cycle, which is typically six to 12 months from the initial contact. Also, the Company's strategy to provide customers with whole solutions could result in software licenses being bundled with services. Therefore, with certain future transactions, the delivery of services may delay recognition of license revenue.

          Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, any shortfall from anticipated revenue or a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses. As a result of these factors, operating results for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful related to future performance and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's common stock would likely be materially adversely affected.

          Lengthy Sales and Implementation Cycles. The license of the Company's software products is often an enterprise-wide decision by prospective customers and generally requires the Company to engage in a lengthy sales cycle (typically between six and 12 months) to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. Additionally, the size of the transaction and the complexity of the arrangement can also cause delays in the sales cycle. The implementation by customers of the Company's products involves a significant commitment of resources by such customers over an extended period of time and is commonly associated with substantial business reengineering efforts. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of a limited number of license transactions could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's operating results to vary significantly from quarter to quarter.

                                      4.

     Product Concentration. To date, substantially all of the Company's revenues have been attributable to sales of licenses of the Documentum EDMS family of products and related services. The Company currently expects the Documentum EDMS family of products and related services to account for substantially all of its future revenues. As a result, factors adversely affecting the pricing of or demand for the Documentum EDMS products such as competition or technological change could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the Documentum EDMS family of products. There can be no assurance that the Company will continue to be successful in developing and marketing the Documentum EDMS products.

     New Products and Rapid Technological Change. The document management software and services market is characterized by rapid technological change, change in customer requirements, frequent new product introductions and enhancements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend in part upon its ability to enhance current products and to continue to develop and introduce new products that respond to evolving customer requirements and keep pace with technological developments and emerging industry standards, such as new operating systems, hardware platforms, user interfaces, the Internet, corporate intranets and RDBMS software. The Company's future success will also depend in part on its ability to execute on its strategy to develop whole-product solutions in certain target vertical industries. In addition, the Company's future success will depend in part upon its ability to maintain and enhance relationships with its technology partners, such as RDBMS vendors, in order to provide its customers with integrated product solutions. There can be no assurance that the Company will be successful in maintaining these relationships or in developing and marketing product enhancements or in delivering products that respond to technological change, updates and enhancements to third party products used in conjunction with the Company's products, changes in customer requirements or emerging industry standards; that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and enhancements; or that any new products or enhancements that the Company may introduce will adequately meet the requirements of the marketplace and achieve market acceptance. Moreover, the Company has in the past experienced delays in the release dates of enhancements to its products. If release dates of any future product enhancements are delayed or, if when released, fail to achieve market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected. To date, the delays the Company has experienced have been minor in nature and are often the result of adding enhancements or functionality based upon customer feedback during beta product versions. These delays have generally not exceeded six months in duration from the Company's scheduled internal release dates; however, there can be no assurance that the Company may not experience future delays in product introduction. The inability of the Company, for technological or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Emerging Markets. The market for document management software and services is intensely competitive, highly fragmented and subject to rapid change. The Company's future financial performance will depend primarily on growth in the number of document management applications developed for use in client/server environments. There can be no assurance that the market for document management software and services will continue to grow or that, if it does grow, organizations will adopt the Company's products. The Company has spent, and intends to continue to spend, significant resources educating potential customers about the benefits of its products. However, there can be no assurance that such expenditures will enable the Company's products to achieve any additional degree of market acceptance, and if the document management software and services market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected.

     Intense Competition. The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for open, client/server software solutions, and the

                                      5.

Company's competitors offer a variety of products and services to address this market. The Company currently encounters direct competition from a number of public and private companies such as FileNet, OpenText, PC DOCS and Novasoft. Several competitors have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company.

     In addition, other enterprise software vendors, such as Microsoft, Oracle and Lotus (a division of IBM), may compete with the Company in the future. Like the Company's current competitors, many of these companies have longer operating histories, significantly greater resources, name recognition and a larger installed base of customers than the Company. Microsoft, Oracle, Lotus and other potential competitors have well-established relationships with current and potential customers and strategic partners of the Company, have extensive knowledge of the enterprise software industry and have the resources to enable them to more easily offer a single vendor solution. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company.

     The Company also faces indirect competition from systems integrators. The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company is unable to develop and maintain effective, long-term relationships with these third parties, the Company's competitive position would be materially adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

     The Company also expects that competition will increase as a result of software industry consolidations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, financial condition and results of operations.

     End User Customer and Industry Concentration. A relatively small number of end user customers account for a significant percentage of the Company's revenues. In addition, the Company's customers are somewhat concentrated in the process and discrete manufacturing, pharmaceutical and architectural engineering and construction industries. The Company expects that sales of its products to a limited number of customers and industry segments will continue to account for a high percentage of revenue for the foreseeable future. In addition, the future success of the Company will depend in part on its ability to obtain orders from new customers and its ability to successfully market its products to customers in new industry segments. The loss of a major customer or any reduction or delay in orders by such customers, or the failure of the Company to successfully market its products outside existing targeted industry segments, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Reliance on Certain Relationships. The Company has established strategic relationships with a number of organizations that it believes are important to its worldwide sales, marketing and support activities. The Company's relationships with indirect channel partners and other consultants provide marketing and sales opportunities for the Company's direct sales force, expand the distribution of its products and broaden its product offerings through product bundling. These relationships also assist the Company in keeping pace with the technological and marketing developments of major vendors, and in certain instances, provide the Company with technical assistance for the Company's product development efforts. There can be no assurance that any customer, systems integrator or

                                      6.

distributor will continue to market or to purchase the Company's products. The failure by the Company to maintain these relationships, or to establish new relationships in the future, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Management of Growth; Dependence Upon Key Personnel. The Company's ability to compete effectively and to manage future anticipated growth will require the Company to expand, train and manage its employee work force. The Company's plans include hiring a significant number of highly-qualified technical, sales and managerial personnel. In particular, as part of the Company's strategy of delivering comprehensive solutions, the Company expects to hire additional professional service personnel in addition to the employees that joined the Company in connection with the Company's January 1998 acquisition of WMI. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain such key employees.

     International Operations. The Company's sales are primarily to large multinational companies. To service the needs of such companies, both domestically and internationally, the Company and its support partners must provide worldwide product support services. As a result, the Company intends to continue expanding its existing international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings, if any. The Company has offices in London, Paris, and Munich, and opened offices in Tokyo and Seoul in December 1997. The Company operates its own European technical support operation, located in the London office, and recently expanded this operation into Munich during 1997. In order to successfully expand international sales, the Company must establish additional foreign operations, hire additional personnel and develop relationships with additional international vendors. To the extent that the Company is unable to do so in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, financial condition and results of operations could be materially adversely affected. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

     Additional risks inherent in the Company's international business activities generally include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers, the Company's limited experience in localizing products for foreign countries, cost of localization, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. To date, a significant portion of the Company's international revenues have been denominated in U.S. dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on revenues from international sales and thus the Company's business, financial condition and results of operations.

     Dependence on Proprietary Technology; Risks of Infringement. The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

     Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the

                                      7.

functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurances that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would adversely affect the Company's business, financial condition and results of operations.

     Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Risk of Product Defects. Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company has in the past released products that contain defects, and has discovered software errors in certain of its new products and enhancements after their introduction. The Company could in the future lose or delay recognition of revenues as a result of software errors or defects. The Company's products are typically intended for use in applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. Although the Company's business has not been adversely affected by any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Risks Associated with Acquisitions. As part of its business strategy, the Company expects to make acquisitions of, or significant investments in, businesses that offer complementary products and technologies. For example, the Company recently acquired both WMI and Relevance Technologies, Inc. Such acquisitions will, and any future acquisitions or investments would, expose the Company to the risks commonly encountered in acquisitions of businesses. Such risks include, among others, difficulty of assimilating the operations; information systems and personnel of the acquired businesses; the potential disruption of the Company's ongoing business; the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired employees and customers; the maintenance of uniform standards, controls, procedures and policies; and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that any potential acquisition will be consummated or, if consummated, that it will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Possible Volatility of Stock Price. The trading price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors.


                                      8.

In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

     Effect of Certain Charter Provisions: Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue any shares of Preferred Stock. Further, certain provisions of the Company's Amended and Restated Certificate of Incorporation, including provisions that create a classified board of directors, and certain provisions of the Company's Amended and Restated Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

     Year 2000. In the next two years, most companies will face a potentially serious information systems problem because many software application and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force computers to either shut down or provide incorrect data or information. During 1997 the Company began to assess the changes, if any, required to its computer programs and hardware. Efforts will be made to modify or replace any non-compliant software, systems and equipment by the year 1999. Further, the Company is aware of the risks to third parties and the potential adverse impact on the Company resulting from the failure by these parties to adequately address the year 2000 problem. The Company has expended and will continue to expend appropriate resources to address this issue on a timely basis. However, no estimate of the expected total cost of this effort can be made at this time, nor can any assurance be given that the year 2000 problem will not have an adverse impact on the Company's earnings.

                                      9.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.


                                      10.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of July 16, 1998 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. The Selling Stockholders may offer all, some or none of their Shares.

                 Name                  Shares Beneficially         Shares     Shares Beneficially
                 ----                    Owned Prior to             Being         Owned After
                                            Offering               Offered        Offering(1)
                                            --------               -------        -----------
                                           Number      Percent(2)            Number       Percent(2)
                                           ------      ----------            ------       ----------

Crosspoint Venture Partners (1996) (3)     163,862        1.0     143,338    20,524            *
CE Software Holdings, Inc.                 114,182         *       99,880    14,302            *
Stanford H. Goodman (4)                     86,867         *       75,985    10,882            *
Scott I. Wiener (5)                         86,867         *       75,985    10,882            *
IAI U.S. Venture Fund II, LP (6)            86,806         *       75,933    10,873            *
Michael Grant (7)                           10,486         *        9,173     1,313            *
Laurence Fishkin (8)                         9,709         *        8,493     1,216            *
Charles Barbour (9)                          8,921         *        1,783     7,138            *
John Cate (10)                               5,437         *        4,756       681            *
Eagle Ventures II, LLC (11)                  3,213         *        2,811       402            *
Frank Leahy (12)                             2,718         *        2,378       340            *
G&H Partners                                 2,505         *        2,191       314            *
Venture Lending & Leasing                    1,861         *        1,628       233            *
Richard A. Cohler                            1,553         *        1,358       195            *
Robert A. Kliger                           162,076         *       15,000   147,076            *
Maggie Law (13)                              1,699         *          339     1,360            *

---------------------
* Less than one percent

(1)  Assumes the sale of all shares offered hereby.
(2) Applicable percentage of ownership is based on 16,529,524 shares of Common Stock outstanding (net of treasury shares) as of July 16, 1998.
(3) Subsequent to the date of this Prospectus, the shares held by Crosspoint Venture Partners (1996) may be distributed to Ameritech Pension Trust, Andrea A. Billante, Andrew Alcon, Antoinette M. Belt, Barbara N. Lubash, Benedict A. Itri, Bobby R. Johnson, Jr., Brody Family Trust U/D/T 8/15/96,
     C. Preston Butcher, Chad W. Keck, Charles S. and Nan Y. Stauch Living Trust dtd 10/26/82, Church Pension Fund, Civil Aviation Authority Pension Scheme; Nortrust Nominees Limited, Custodian, Computrol Limited, BVI, Crosspoint Associates (1996), Dench Living Trust dtd 6/16/94; Robert H. Dench and Gloria E. Dench, Trustees, Douglas Metz, Fell & Nicholson Companies, Gary Rosenbach, George A. Needham, Harvard Private Capital Holdings, Inc., Heimbuck Family Trust dtd 8/13/85, Howard S. Flagg, John B. Mumford, John Breese Mumford and Christine Joyce Mumford Trusts, U/D/T dtd 10/13/83; John Breese Mumford and Christine Joyce Mumford, Trustees, John F. Nicholson, John Selling, Kenneth and Roberta Eldred Revocable Trust, U/A dtd 1/28/83; Kenneth and Roberta Eldred, Trustees, Leeway & Co., Lorinda Mosca, Louis E. Hallman, III and Sherry L. Mesman Family Trust, Louis E. Hallman III & Sherry L. Mesman, Co-Trustees U.T.D. 5/29/98, Massachusetts Institute of Technology, Mellon Bank, N.A. as Trustee for the Bell Atlantic Master Trust, Milder Community Property Trust dtd 11/7/91; Donald B. and Terri L. Milder, Trustees, Needham & Company, Inc., Norwest Equity Capital, L.L.C., Oberlin College, Okoboji Trust dtd 6/19/85; James F. Willenborg, Trustee, Price Trust, Raj Rajaratnam, Rector and Visitors of The University of Virginia, Rich Shapero, Richard I. Keeler Revocable Trust Restated dtd 7/19/94, As May Be Amended, Robert A. Hoff, Robert C. Hawk, Robert M. Fell, Roxanne Cooley, Seth Neiman, Silicon Valley Bancshares, Stradling, Yocca, Carlson & Rauth Profit Sharing Plan, The William and Flora Hewlett Foundation, University of Chicago, Wallace R. Hawley and Alexandra Hawley Revocable Trust U/A/D/ 7/2/92, Walton Investment, L.L.C., Wellcome Trust, William P. Cargile, WS Investment Company 96A and Yale University.
(4) Includes 27,444 shares held by Ford H. Goodman and Lynn Goodman as community property. Also includes 2 shares of Common Stock that Mr. Goodman may acquire upon the exercise of options exercisable within 60 days of July 16, 1998. Also includes 14,293 shares subject to repurchase by the Company.
(5) Includes 27,444 shares held by Scott I. Wiener and Catherine Mikkelsen as community property. Also includes 2 shares of Common Stock that Mr. Wiener may acquire upon the exercise of options exercisable within 60 days of July 16, 1998. Also includes 14,293 shares subject to repurchase by the Company.
(6) Subsequent to the date of this Prospectus, the shares held by IAI U.S. Venture Fund II, LP may be distributed to Dain Rauscher, Incorporated, TSB Group Pension Trust, Ltd., Paul Colombo, Wisconsin Alumni Research Foundation, Minneapolis Police Relief Association, Marchard Cook & Cie, S.A., Bank, Babylone Investissement, Rolf Dienst, Massachusetts Bay Transportation Authority Retirement Fund, Minnesota State Board of Investment, Fidulex Management Inc., Polux Investment Corporation, Pictet & Cie, Samuel H. Hertogs, Sean Hill, Herbert P. Koch Trust, Lawin Enterprises, LLC, City of Austin Police Retirement System, Overseas International Ltd., John Lindahl, RJM Properties, Ltd., Camrose Services Limited, Iowa Farm Bureau Federation, Board of Regents of University of Texas System, Arend John Kuijvenhoven, Caroline Hunt Trust Estate, The Permanent University Fund of the State of Texas, JVK, L.P., Todd Peterson, Becharo N.V., BL Investments Limited, Active International Investment Fund, ADEC Investment L.P. II, Phillips Partners, Ltd., Paul Ranheim, Burstein Hertogs Olsen & McFarland, P.A., Thomson Family Partners, Farm Bureau Life Insurance Company, and Jochen Wawersik.
(7)  Includes 5,972 shares subject to repurchase by the Company.
(8) Represents the shares held by Laurence G. Fishkin as Trustee of the Laurence Green Fishkin Trust Under Agreement Dated April 13, 1998. Includes 7,282 shares subject to repurchase by the Company.
(9) Includes 6,883 shares of Common Stock that Mr. Barbour may acquire upon the exercise of options exercisable within 60 days of July 16, 1998.
(10) Includes 2,719 shares subject to repurchase by the Company.
(11) Subsequent to the date of this Prospectus, the shares held by Eagle Ventures II, LLC may be distributed to Jeff Applebaum, James Behnke, Jim Beloff, Archie Black, Anthony Daffer, Susan Haedt, Ron Henriksen, Bill Joas, I.P. (Kip) Knelman, Angelina Lawton, Adriana Rahn, Mark Rahn, Noel Rahn, Noel Rahn, Jr., Chris Smith, Jim Sorenson, R. David Spreng, Rich Struthers, Jeffrey Tollefson and Scott Wolf.
(12) Includes 2,039 shares subject to repurchase by the Company.
(13) Represents shares held by Margaret T. Law and Robert Duncan as community property. Includes 1,311 shares of Common Stock that Ms. Law may acquire upon the exercise of options exercisable within 60 days of July 16, 1998. Also includes 178 shares subject to repurchase by the Company.


                                      11.

                              PLAN OF DISTRIBUTION

     The Company is registering the Shares offered by the Selling Stockholders (except Robert A. Kliger) hereunder pursuant to contractual registration rights contained in a Registration Rights Agreement by and among the Company and the Selling Stockholders, dated July 16, 1998 (the "Registration Rights Agreement"). The Company is registering the Shares offered by Mr. Kliger pursuant to a contractual arrangement between Mr. Kliger and the Company. Sales may be made on the NASDAQ National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any persons who participate in the distribution of the Shares offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Act. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company has agreed in the Registration Rights Agreement to register the shares of the Company's Common Stock received by the Selling Stockholders pursuant to the Agreement and Plan of Merger and Reorganization among the Company, RTI Acquisition Corp., a Delaware corporation, Relevance Technologies, Inc., a Delaware corporation ("Relevance") and certain stockholders of Relevance under applicable Federal and state securities laws under certain circumstances and at certain times. Pursuant to such agreement, the Company has filed a registration statement related to the shares offered hereby and has agreed to keep such registration statement effective until the earliest of (i) July 16, 1999 (the first anniversary of the closing of the Relevance acquisition), (ii) the satisfaction of all requirements to sell all such Shares under Rule 144 during any ninety (90) day period, or (iii) the sale of all the securities registered thereunder. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $50,000. The Registration Rights Agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.


                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Menlo Park, California ("Cooley Godward").

                                    EXPERTS

     The financial statements incorporated by reference to the Annual Report on Form 10-K of Documentum, Inc. for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


                                      12.

================================================================================


     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information.................................................._      1
Additional Information................................................._      1
Incorporation of Certain
 Documents by Reference................................................_      1
The Company............................................................_      3
Risk Factors..........................................................._      4
Use of Proceeds........................................................_     10
Dividend Policy........................................................_     10
Selling Stockholders..................................................._     11
Plan of Distribution..................................................._     12
Legal Matters.........................................................._     12
Experts................................................................_     12


                             ---------------------

================================================================================


================================================================================



                                 521,031 Shares

                                DOCUMENTUM, INC.

                                  Common Stock



                                 --------------

                                   PROSPECTUS

                                 --------------




                                          ,
                              ------------  -----


================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

     Registration fee............................................  $ 7,974
     Legal fees and expenses.....................................  $35,000
     Accounting fees and expenses................................  $ 5,000
     Miscellaneous...............................................  $ 2,026

     TOTAL.......................................................  $50,000

Item 15. Indemnification of Officers and Directors.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits and Financial Statement Schedules

     (a)  Exhibits.

  Exhibit
  Number          Description of Document
  -------         -----------------------
      2.1   Agreement and Plan of Merger and Reorganization, dated as of July
            16, 1998, among Documentum, Inc., a Delaware corporation, RTI
            Acquisition Corp., a Delaware corporation, and Relevance
            Technologies, Inc., a Delaware corporation.
/(1)/ 3.1   Registrant's Amended and Restated Certificate of Incorporation.
      3.2   Certificate of Amendment to Registrant's Amended and Restated
            Certificate of Incorporation.
/(2)/ 3.3   Registrant's Amended and Restated Bylaws.
      4.1   Reference is made to Exhibits 3.1 and 3.2.
/(2)/ 4.2   Specimen Stock Certificate.
/(2)/ 4.3   Amended and Restated Investor Rights Agreement, dated September 20,
            1994, between the Registrant and certain investors.
      4.4   Registration Rights Agreement, dated July 16, 1998 between the
            Registrant and certain stockholders.
      5.1   Opinion of Cooley Godward LLP.
     23.1   Consent of PricewaterhouseCoopers LLP.
     23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1   Power of Attorney. Reference is made to the signature page.
-----------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-8, (No. 333-01832) and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (No. 33-80047) and incorporated herein by reference.

     (b)  Financial Statement Schedules

     Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, County of Alameda, State of California on this 16th day of July, 1998.

                                   DOCUMENTUM, INC.


                                   By: /s/ Mark S. Garrett
                                      ------------------------------------------
                                                  Mark S. Garrett
                                      Vice President and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, Jeffrey A. Miller and Mark S. Garrett, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any way and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 16th day of July, 1998.

               Signature                              Title
               ---------                              -----

       /s/ Jeffrey A. Miller              President, Chief Executive Officer
----------------------------------------  and Director (Principal Executive
           Jeffrey A. Miller              Officer)


       /s/ Mark S. Garrett                Vice President and Chief Financial
----------------------------------------  Officer (Principal Financial and
           Mark S. Garrett                Accounting Officer)

       /s/ Robert V. Adams                Chairman
----------------------------------------
           Robert V. Adams

                                          Director
----------------------------------------
           Kathryn C. Gould

       /s/ Geoffrey A. Moore              Director
----------------------------------------
           Geoffrey A. Moore

       /s/ Colin J. O'Brien               Director
----------------------------------------
           Colin J. O'Brien

       /s/ John L. Walecka                Director
----------------------------------------
           John L. Walecka

       /s/ Edward J. Zander               Director
----------------------------------------
           Edward J. Zander

                                 Exhibit Index


  Exhibit
  Number             Description of Document
  -------            -----------------------
      2.1    Agreement and Plan of Merger and Reorganization, dated as of July
             16, 1998, among Documentum, Inc., a Delaware corporation, RTI
             Acquisition Corp., a Delaware corporation, and Relevance
             Technologies, Inc., a Delaware corporation.
/(1)/ 3.1    Registrant's Amended and Restated Certificate of Incorporation.
      3.2    Certificate of Amendment to Registrant's Amended and Restated
             Certificate of Incorporation.
/(2)/ 3.3    Registrant's Amended and Restated Bylaws.
      4.1    Reference is made to Exhibits 3.1 and 3.2.
/(2)/ 4.2    Specimen Stock Certificate.
/(2)/ 4.3    Amended and Restated Investor Rights Agreement, dated September 20,
             1994, between the Registrant and certain investors.
      4.4    Registration Rights Agreement, dated July 16, 1998 between the
             Registrant and certain stockholders.
      5.1    Opinion of Cooley Godward LLP.
     23.1    Consent of PricewaterhouseCoopers LLP.
     23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1    Power of Attorney. Reference is made to the signature page.

-----------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-8, (No. 333-01832) and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (No. 33-80047) and incorporated herein by reference.